Exhibit 99.2

Rightscorp Retains Canadian Law Firm to Expand Services Internationally

Company Seeks to Expand Monetization of Copyrighted Intellectual Property in Canada

SANTA MONICA, Calif., March 11, 2014 (GLOBE NEWSWIRE) -- Rightscorp (RIHT), the leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP), today announced plans for expansion of its intellectual property (IP) services into Canada. In a step to expand its services internationally, Rightscorp has retained Susan Abramovitch, a partner at Gowling Lafleur Henderson LLP, a prominent Canadian law firm.

“Canada presents a new market expansion of our business model that adds value to the marketplace and our clients through the monetization of copyrighted IP internationally,” says Christopher Sabec, CEO of Rightscorp. “We felt Canada was an important step to expand our presence internationally as recent reports noted a high level of Internet piracy occurring in that region and we believe our solution will provide the Canadian Entertainment Industry with another anti-piracy tool.” Sabec added, “Recently in a Canadian Federal Court decision, an Internet service provider (ISP) was ordered to hand over 2,000 names of customers that allegedly violated copyrighted works by illegally downloading movies.”

Susan Abramovitch, Partner at Gowlings said “We at Gowlings are delighted to be working with Rightscorp to represent their vision and objective--protecting the creative works of artists and content owners on an international level, starting with Canada. Given our expertise in the entertainment industry, we believe this to be a very fruitful and long-term working relationship.”

Ms. Abramovitch serves as national leader of Gowlings’ Entertainment Law Group and is recognized as one of Canada’s top entertainment law practitioners. For nearly two decades, she has been a trusted legal and business adviser to prominent clients in every aspect of the entertainment industry from music, film, television and live theatre to multimedia, video gaming, branded entertainment and book publishing.

According to a recent report by the International Intellectual Property Alliance (IIPA), Canadians download more unauthorized music than residents of any other country, and approximately 2.5 times as much as Americans. The high levels of Internet music piracy in Canada continue to inflict serious harm on the legitimate market for online delivery of music. IFPI Recording Industry in Numbers cited that for the year 2012, online and mobile share of total music sales in Canada was 43%, compared with 58% in the U.S. Per capita online sales of music in Canada ran well behind those in the United States.

About Gowlings

Gowlings is one of Canada’s largest law firms, with over 700 legal professionals across 10 offices worldwide. Recognized for excellence in business law, advocacy and intellectual property law, Gowlings provides dedicated industry expertise in a number of sectors, including energy, mining, infrastructure, life sciences, government, financial services, technology and manufacturing, and in areas such as corporate finance and M&A, transfer pricing and tax, patents and trade-marks, and occupational health and safety.

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About Rightscorp, Inc.

Rightscorp (RIHT) is a leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP). The Company’s patent pending digital loss prevention technology focuses on the infringement of digital content such as music, movies, software, and games and ensures that owners and creators are rightfully paid for their IP. Rightscorp implements existing laws to solve copyright infringements by collecting payments from illegal file sharing activities via notifications sent through Internet Service Providers (ISPs). The Company’s technology identifies copyright infringers, who are offered a reasonable settlement option when compared to the legal liability defined in the Digital Millennium Copyrights Act (DMCA). Based on the fact that 24% of all Internet traffic is used to distribute copyrighted content without permission or compensation to the creators, Rightscorp is pursuing an estimated $2.3 billion opportunity and has monetized major media titles through relationships with industry leaders. http://www.rightscorpinc.com/

Safe Harbor Statement

This press release may include forward-looking statements. All statements other than statements of historical fact included in this press release including, without limitation, statements regarding the Company’s anticipated financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors not limited to, general economic and business conditions, competitive factors, changes in business strategy or development plans, the ability to attract and retain qualified personnel, and changes in legal and regulatory requirements. Such forward-looking statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

Contact:

For further investor and media information contact:
Andrew Haag
Managing Partner
IRTH Communications
rightscorp@irthcommunications.com
1-866-976-4784

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